UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                    ____________

                                      FORM 8-K

                                   CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of report (Date of earliest event reported)      May 4, 2005


                      U.S. Realty Partners  Limited  Partnership
(Exact Name of Registrant as Specified in its Charter)

         Delaware                       0-15656                  57-0814502
      (State or Other           (Commission File Number)      (I.R.S. Employer
      Jurisdiction of                                        Identification No.)
      Incorporation)

                                  55 Beattie Place
                                   P.O. Box 1089
                        Greenville, South Carolina 29602
                    (Address of Principal Executive Offices)

Registrant's telephone number, including area code       (864) 239-1000


                                       N/A
           (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act


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Item 1.02.  Termination of a Material Definitive Agreement.

      On September 3, 2004 (the "Effective Date"), U.S. Realty Partners Limited Partnership, a Delaware limited partnership (the "Partnership"), entered into an agreement (the "Purchase Agreement") with Twin Lakes Associates, L.P., a Delaware limited partnership. Twin Lakes Associates, L.P. subsequently assigned the Purchase Agreement to Twin Lakes Apartments, LLC, a Delaware limited liability company (the "Purchaser"), which is affiliated with the general partners of the Partnership. Under the terms of the Purchase Agreement, the Purchaser agreed to purchase Twin Lakes Apartments, a 262-unit apartment complex located in Palm Harbor, Florida (the "Property"), for a gross purchase price of $11,210,472 (the "Purchase Price").

      On February 14, 2005, the Partnership received an offer to purchase the Property from Mr. Steven Gold, a limited partner of the Partnership owning approximately 1% of the outstanding units of limited partnership interest in the Partnership. By its terms, the offer expired two days after the Partnership received it, which did not provide the Partnership sufficient time to evaluate the offer. Although Mr. Gold's offer has expired, on March 18, 2005, Mr. Gold indicated to the managing general partner of the Partnership that he remained interested in purchasing the Property.

      The Partnership previously determined to proceed with a sale of the Property to an affiliate of the general partners, because, among other things, the sale to an affiliate could be consummated relatively quickly, the sale would avoid certain costs that it would otherwise incur in a sale of the Property to a third party, and the sale to an affiliate provides greater certainty than a sale to a third party. However, as a result of the interest indicated by the offer, the Partnership renewed consideration of alternatives to the sale of the Property to an affiliate, including negotiating with the Purchaser for an increased gross sale price, selling the Property to Mr. Gold, and marketing the Property for sale to a third party. In connection with its evaluation of its alternatives, the Partnership engaged a second appraiser, Valuation Research Corporation, to value the Property. Valuation Research Corporation determined that the market value of the Property was $13,125,000 as of December 31, 2004 without consideration of liabilities secured by the property, as compared to KTR Newmark Real Estate Services LLC's determination of $13,100,000 as of April 28, 2004.

      As a result of the interest indicated by Mr. Gold's offer to purchase the Property, the results of the Partnership's additional due diligence with respect to the results that might be obtained by marketing the Property for sale to a third party, and the higher market value determined by the second appraiser, the Partnership is of the opinion that it may be able to sell the Property to a third party for a higher gross sale price than in the sale contemplated by the Purchase Agreement. Accordingly, the Partnership decided to terminate the Purchase Agreement and to market the Property for sale to a third party. Under the terms of the Purchase Agreement, either party to the Purchase Agreement may terminate the Purchase Agreement at any time prior to closing, acting in their sole discretion and for any reason or no reason, upon written notice to the other party. On May 4, 2005, the Partnership delivered written notice to the Purchaser of its election to terminate the Purchase Agreement pursuant to its terms.

      The following is a summary of the additional material terms and conditions of the Purchase Agreement.

-The parties made limited representations and warranties, which were not to survive the closing.

-In addition to customary closing conditions, the Partnership's obligations under the Purchase Agreement were conditioned upon the failure to receive objections to the proposed sale from limited partners owning a majority of the units of limited partnership interest in the Partnership not owned by the general partners or their affiliates.

-The Partnership and the Purchaser agreed to provide to the limited partners of the Partnership contractual dissenters' appraisal rights that are based upon such rights afforded to shareholders in corporate mergers under the corporation laws of the state of Delaware.



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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 9, 2005                  U.S. REALTY PARTNERS LIMITED PARTNERSHIP

                                    By:   U.S. Realty I Corporation, its
                                          corporate   general partner

                                    By:   /s/ Martha L. Long
                                          Martha L. Long
                                          Senior Vice President